Exhibit 10.10

INNERLIGHT WORLDWIDE INC. POLICIES & PROCEDURES

INTRODUCTION

Thank you for taking the time to read and study this Policies & Procedures Manual. A copy of this manual in its most updated form is also available on the InnerLight Worldwide, Inc. web site at www.innerlightinc.com

InnerLight Worldwide Inc., a Delaware Corporation, (“InnerLight”, or “the Company") has developed its Independent Business Consultant Agreement, these Policies and Procedures, and the Compensation Plan (collectively referred to as the 'Agreement") to establish the way in which you as an Independent Business Consultant (IBC) and InnerLight will collectively perform our respective duties, obligations and responsibilities. This manual is intended to outline legally binding policies and procedures that must be followed to 1) establish an InnerLight IBC; 2) order, purchase and sell InnerLight products; 3) recruit new InnerLight IBC’s; 4) earn income from sales of InnerLight products; 5) manage your InnerLight IBC; and 6) maintain your IBC in good standing with InnerLight Worldwide, Inc.

If you have a question regarding any policy in this manual, please write to the compliance department at 867 East 2260 South, Provo, UT 84606, or e-mail compliance@innerlightcorp.com. It is highly recommended that you include your IBC ID# in the subject line of the email.

INNERLIGHT WORLDWIDE INCORPORATED
InnerLight Worldwide, Inc., hereafter InnerLight, markets nutritional, personal care, and other consumer products through IBC’s in a network marketing structure. InnerLight operates through subsidiaries in many countries throughout the world. Sales organizations can be built with IBC’s in any country in which InnerLight has opened for business. InnerLight makes its products available to IBC’s at a wholesale price. Products are used by IBC’s for retail sale, for personal use, or for sharing the InnerLight opportunity with others.

INDEPENDENT BUSINESS CONSULTANT REPRESENTATIONS & CODE OF ETHICS
In pursuing the success of their InnerLight business, InnerLight IBC’s shall safeguard and protect the reputation of InnerLight and its products. IBC’s shall refrain from all conduct which might be harmful to the reputation of InnerLight and its products or will damage the ability of others to participate in the InnerLight opportunity. InnerLight IBC’s will be professional in the approach to their business, and will treat other IBC’s, customers, and InnerLight employees respectfully and courteously in their interaction. IBC’s will strictly avoid all deceptive, misleading, discourteous, unethical, and immoral conduct. InnerLight IBC’s will respect the honest efforts of fellow IBC’s and will not engage in predatory or unethical recruitment practices. This includes any disparaging remarks pertaining to the company, it¹s officers, employees, other IBC’s and/or perspective clients. Any misconduct witnessed by an IBC should be immediately reported to the Corporate Compliance Department. You are fully responsible for all of your verbal and written statements regarding the Company products, services and its marketing plan, which are not expressly contained in written materials supplied directly by the Company. If you make unauthorized representations you agree to indemnify the Company and hold it harmless from any and all liability including judgments, civil penalties, refunds, attorney's fees, court costs or lost business incurred by the Company as a result of your misrepresentations. InnerLight believes that the ultimate success of all InnerLight IBC’s depends on its ability to bring important products and opportunities to the market. This will be done in a positive and honorable way.

STATUTORY COMPLIANCE
As an Independent Contractor, it is your obligation to comply with all local laws, rules and regulations governing the sale of the Company's products and, in particular, any such laws, rules and regulations regarding the reporting and payment of taxes. These are matters for which you shall indemnify the Company and certain other parties from and against liability, cost, damage, or expense as set forth above in the Indemnification provisions of these Policies and Procedures.

BUSINESS RELATIONSHIP
As an IBC you are considered to be an independent contractor and shall under no circumstances be referred to as an agent or employee of the Company. As long as you are in compliance with the IBC Agreement, these Policies and Procedures and the Compensation Plan you may conduct your business in any manner you choose. This includes, but is not limited to setting hours of operation, locations and the methods in which your business is operated.

To the extent allowed by law, the Company will not be held liable for your actions. When you become an IBC you agree to release and indemnify the Company, its successors, officers, directors, stockholders, members and its employees from any and all losses of income, either direct or indirect, or any loss that may be incurred by you if you: (a) breach the IBC Agreement and/or the terms and conditions of these Policies and Procedures or the Compensation Plan; or (b) provide the Company with any incorrect data or information necessary for the Company to operate its business efficiently and effectively.

AMENDING INNERLIGHT POLICIES
InnerLight reserves the right to amend the IBC Agreement, this Policies & Procedures Manual, prices for product, company literature, and/or the compensation plan without prior notice at any time. Any such changes will be communicated to IBC’s by posting them on InnerLight’s web site and/or sending written communication to all IBC’s who are receiving checks from InnerLight. These amendments are binding on all IBC’s at the time of their publication by InnerLight on the company web site or otherwise communicated to active IBC’s, whichever is earlier. You are responsible for obtaining and maintaining all Company amendments and modifications. In the event of any conflict between the amendment and the terms of the IBC Agreement, the Policies & Procedures Manual, or any other document, the amendment (and English version) will control.

CIRCUMVENTION OF POLICY
InnerLight policies and procedures are designed to protect IBC’s and the company from the adverse consequences of their violation. IBC’s who intentionally circumvent policies and procedures to accomplish indirectly what is prohibited directly will be disciplined as if the applicable policy or rule had been broken directly. None of the policies and procedures herein is intended to create third-party rights in any IBC regarding the conduct of any other IBC.

DISCIPLINARY ACTIONS
If you violate any Company Policies and Procedures, your IBC Agreement or other terms and conditions or engage in any illegal, fraudulent, deceptive, inflammatory, denigrating, slanderous or unethical conduct, such actions may result at the Company's discretion in one or more of the following disciplinary actions: issuance of a written warning, adjustment of commissions and/or bonuses, the change of placement or status of a IBC or of those who were affected, and/or you may be suspended without pay or terminated by the Company. Notification of such violations will be sent by certified mail, return receipt requested, to the latest mailing address you have supplied to the Company. Once a notification of a violation has been received, you will have fifteen (15) days to submit a response or explanation. Failure to provide an adequate response within the time allotted will result in immediate termination. If terminated, you must immediately cease to represent yourself as an IBC of the Company.

SUSPENSION
Once you have been notified of the Company's decision to suspend your IBC status without pay, you are not permitted to represent yourself as an IBC of the Company and your privileges to purchase goods and services from the Company are suspended. Any commissions or bonuses due will be held in escrow until the Company has resolved the suspension. The suspension could result in termination of the IBC or reinstatement with conditions and/or restrictions or with or without disbursement of commissions or bonus held in escrow.

TERMINATION-EFFECT
Once you have been notified by the Company of termination of your position as an IBC you will no longer be permitted to sell products, or to sponsor or enroll any individual group or organization into the Company's program. Consequently, you will no longer receive commissions, bonuses, overrides, or other benefits associated with your sale of Company products and services to consumers or the production of your sales organization. Any spouse, cohabitant or family members of an IBC are presumed to have beneficial interest in said IBC. If an IBC is found in violation of company Policies and Procedures, all family members are subject to the same violation, penalty or disciplinary action.

TERMINATION APPEAL
You may appeal a termination notice from the Company by providing a letter stating the basis for your appeal within fifteen (15) days from the date of the mailing of the Company's termination notice. Your appeal notice must be sent Certified Mail, return receipt requested, and must be received by the Company within twenty (20) days of the date of the Company's termination notice. If you fail to provide proper notification within the time allotted, the termination will be automatically deemed final. If you comply with the notification requirements, the Company will review and reconsider the termination, consider any other appropriate action, and notify you of its decision. Any suspension or termination shall be considered effective as of the date of the Company's original notification unless otherwise stated by the Company.

ADJUDICATION
In the event a dispute arises between you and the Company as to the obligations under the IBC Agreement, and/or these Policies and Procedures, either the Company or you may request an action commenced in the 4th District Court of the State of Utah, located in Provo, Utah, as a means to settle the dispute. The Independent Representative and the Company agree to the jurisdiction and venue of this court for any and all disputes that may arise between them.

BECOMING AN INNERLIGHT IBC

ELIGIBILITY
You must be of legal age in the country where the Company is registered and/or authorized to do business to be eligible to become an IBC.

APPLICATION PROCESS FOR BECOMING AN INNERLIGHT INDEPENDENT BUSINESS CONSULTANT
A person or entity may apply to become an InnerLight IBC through the following two methods:
1. Registering via electronic sign-up over the Internet.
3. Registering by completing, signing, and returning an IBC Agreement and legal proof of identification to InnerLight by fax, mail, scanned email or in person. IBC’s must pay the non-refundable annual fee of $25.00, and will receive an IBC starter kit upon initial signup. This sum is not a service or franchise fee, but business and sales materials necessary for you to conduct business as an IBC of the Company. No initial purchase other than the application fee is required. InnerLight reserves the right to reject any IBC Agreement that is incomplete or otherwise unacceptable or is not accompanied by proper identification. If an applicant is rejected, notification in writing will be given within thirty (30) days of the date that the IBC form was received at the Corporate Office of the Company.

CORRECT ADDRESS AND CONTACT INFORMATION
Each IBC must submit and maintain a correct mailing and shipping address that accurately reflects where the IBC resides and/or is doing business. Phone, fax, and/or cell phone numbers must also be kept accurate. No more than two IBC's may use the same mailing and/or shipping address. If the IBC has failed to notify InnerLight of a change in address and InnerLight is unable to deliver commissions, rebates, bonuses, or product to that IBC as earned or requested, the IBC will be charged a $25.00 administrative cost associated with InnerLight’s efforts to correct the error. So long as the failure to receive the monies from InnerLight has arisen because of the failure of the IBC to maintain a correct address on file with InnerLight, any and all claims to prejudgment interest on any amount not paid is waived by the IBC.

CORRECT TAX IDENTIFICATION NUMBERS
InnerLight is required by law to account to governmental authorities for monies and sales made to IBC’s. If InnerLight is to properly fulfill this obligation, each IBC must submit and maintain accurate and truthful tax-related information to InnerLight. IBC’s that are set up or maintained in any manner that includes a false social security or tax identification number, or use of the same without the knowledge and consent of the person or entity to whom it rightfully belongs, are voidable. InnerLight reserves the right to seek verification of the information in question from the controlling interest of the IBC, the sponsoring IBC, or any relevant governmental agency prior to making a determination if the agreement is void. Both the void and sponsoring IBC’s shall be required to pay InnerLight any and all commissions, bonuses, and rebates of any kind paid to an invalid IBC and forfeit any income or title derived as a result of the void IBC. Those who are not U.S. citizens must submit the W-8 Certificate of Foreign Status. This form can be obtained by calling the IRS at 800-829-3676 or contacting InnerLight’s International Department 801-655-0645.

INDEPENDENT CONTRACTOR STATUS
InnerLight IBC’s are independent contractors. For both taxation and legal purposes, they are not franchisees, joint ventures, partners, employees, or agents of InnerLight. They are prohibited from stating or implying anything to the contrary, either orally or in writing. If you misrepresent your involvement with the Company you will be subject to disciplinary action. An IBC has no authority to bind InnerLight or incur any obligation on behalf of InnerLight. InnerLight is not responsible for payment or co-payment of any IBC employee benefits. IBC’s set their own hours and determine how to conduct their InnerLight business within the policies established in this manual. IBC’s are responsible for their own liability, health, automobile, disability, workers compensation, and all other insurance. As independent contractors, IBC’s will not be treated as franchisees, partners, employees, or agents for federal or state tax purposes, including, with respect to the Internal Revenue Code, Social Security Act, the Federal Unemployment Act, State Unemployment Acts, or any other federal, state, or local statute, ordinance, rule, or regulation. At the end of each calendar year, InnerLight will issue each IBC an IRS form 1099 or other applicable documentation required by law for non-employee compensation.

SIGNING UP AS AN INDIVIDUAL OR AS A BUSINESS ENTITY
Entity applications must be signed by an authorized officer of the corporation, partnership, or trustee of the trust. These applications will become the binding IBC Agreement for such entity. InnerLight should be notified in writing if any of the information contained in the required documents changes in any way and be given updated or revised versions of those documents.

CO-APPLICANTS
Only those who are married or living as such are allowed to apply as co-applicants without a written agreement between the applicants. The spouse of an IBC, de facto or common-law spouse, or cohabitant is always considered to have a beneficial interest in the primary applicant’s IBC. To add any other co-applicant, the primary applicant must submit written documentation designating the secondary applicant as the co-applicant of the primary applicant on the account and explaining the nature of their business agreement. Co-applicants have the right to contact InnerLight in the name of the IBC, receive information about the IBC, and place orders under the IBC ID number. The co-applicant is not allowed to sign for sponsor changes or make any request which alters the status of the IBC without written authorization from the primary applicant. Commission and bonus checks will always be in the name of the primary applicant, and the two may divide the proceeds as they wish. In the event that the main applicant of an IBC desires to transfer his or her IBC to the co-applicant of the IBC, the main applicant should follow the guidelines under “Sale or Transfer of IBC.” The transfer fee will be waived if the co-applicant has been on the account for at least six months. Spouses may change between main applicant and co-applicant without a fee by sending a request to InnerLight.
In the event that the co-applicant desires to signup as a main applicant on their own IBC, the co-applicant must first resign from being the co-applicant on the IBC. The co-applicant may signup with their own IBC six months after his or her resignation as co-applicant or six months from the date that the co-applicant last had a beneficial interest in any IBC entity, whichever date is later. A beneficial interest in any IBC entity includes, but is not limited to, being a co-applicant on an IBC, advertising InnerLight products or the InnerLight business, participation in IBC meetings, directly or indirectly representing oneself as an IBC, financial benefit from an IBC, etc.

PARTNERSHIP IBC AGREEMENT
The IBC Agreement must be accompanied by a copy of the official partnership agreement, which must be signed by each of the individuals listed on the IBC Agreement. A copy of the certificate issued by the IRS that assigns the federal ID number to the partnership should also be included. The partnership agreement must specifically include the InnerLight IBC as a partnership activity, specify the ownership percentages in the IBC, where and to whom the funds earned under the IBC are to be paid (InnerLight will pay out only one check per entity), and the partners’ awareness of their fiduciary duty to each other.

CORPORATE IBC AGREEMENT
The IBC Agreement must be accompanied by a copy of the Articles of Incorporation and Bylaws and a corporate resolution authorizing application as an IBC with InnerLight. It must also be made clear where and to whom the money earned by the IBC is to be paid, as InnerLight will pay only one check per entity. A copy of the certificate issued by the IRS that assigns the federal ID number to the company will be required, as well as listing the names of the principal officers (president, vice president[s], secretary, and treasurer), members of the board of directors, and shareholders.

LIMITED LIABILITY COMPANY IBC AGREEMENT
The IBC Agreement must be accompanied by a copy of the Articles of Organization and the Operating Agreement for the corporation, as well as a corporate resolution authorizing application as a IBC with InnerLight and instruction as to where and to whom the funds earned under the IBC are to be paid (InnerLight will pay only one check per entity). A copy of the certificate issued by the IRS that assigns the federal ID number to the corporation with the names of all members with a beneficial interest in the corporation must also be submitted.

CHANGING BUSINESS FORM OF IBC
An IBC who wishes to change his or her form of business from that of an individual IBC to a participant in a corporation or partnership under the same sponsor and IBC ID number may do so at any time, subject to the preceding policy. By submitting this request you certify that no person with an interest in the business has had an interest in an InnerLight IBC within six (6) months of the submission (unless it is the continuation of an existing IBC that is changing its form of doing business). No individual IBC can participate in more than one (1) IBC in any form. In addition, when you seek to do business this way, you must agree that the actions of your corporate shareholders, officers, directors, agents or employees and the actions of partnership partners, agents or employees, which are in contravention to the Company's policies shall be attributable to both the corporation or partnership and all such individuals. All obligations under the agreement shall be joint obligations of the entity and all shareholders, officers, directors, and partners.

FICTITIOUS AND/OR ASSUMED NAMES
A person or entity may not apply as an IBC using a fictitious or assumed name or any form of identification (including tax identification numbers) that does not accurately reflect who the actual owner of the IBC is and his or her present status. An applicant’s name may not be altered in any way in order to allow an IBC to sign up more than once with InnerLight.

CHANGING YOUR DISTRIBUTORSHIP STATUS

VOLUNTARY RESIGNATION/CANCELLATION OF DISTRIBUTORSHIP
An IBC may terminate their contract with InnerLight at any time. The contract may be terminated for any reason, and the IBC is not required to specify the reason to InnerLight. The terminating IBC must send written notice to InnerLight of his or her intent to terminate. The termination will be processed within 30 days of receipt of the resignation notice.

RESIGNATION/CANCELLATION EFFECT
If you voluntarily cancel your relationship with the Company all of your rights to commissions, bonuses, marketing position and wholesale purchases immediately cease. No activity will be permitted on the account once a resignation letter has been received. Any IBC that voluntarily withdraws from its contract with InnerLight shall not be allowed to reapply under a new enroller and sponsor until six months from the date of withdrawal.

ANNUAL RENEWAL OF IBC STATUS
Unless an IBC voluntarily resigns or is terminated for violation of the standards previously identified, the length of an IBC’s agreement with InnerLight is one year. All IBC’s must renew their IBC Agreement on an annual basis coinciding with their anniversary dates. InnerLight retains the same discretion that it has to accept or reject a renewal agreement, as it does to refuse the initial IBC Agreement. Failure to remit the $25 renewal fee by the renewal date will result in a hold/suspension being placed on the account for 30 days that will prevent the IBC from sponsoring new IBC’s or earning commissions and/or bonuses until the fee has been paid. If the renewal date is passed by more than 30 days, all the sanctions and conditions applicable to any terminated IBC will apply and said organization will compress to the Upline IBC.

RIGHT TO WAIVE YEARLY RENEWAL FEE
InnerLight reserves the right to waive the annual renewal fee if 1) an IBC remains in good standing with the company, and 2) if they are on a qualifying autoship for a continuous twelve (12) month period prior to their renewal date.

REACTIVATION OF PREVIOUS IBC
An IBC who fails to renew or who voluntarily resigns the contract with InnerLight may reactivate the former IBC ID number without having to wait six months from the time of cancellation and without losing the downline of that IBC so long as it falls within the 30 day grace period following cancellation. An IBC that has been terminated by InnerLight for policy violations may not be reactivated unless approved by the President of InnerLight.

SALE OR TRANSFER OF IBC
InnerLight reserves the right to approve or disapprove, in its sole discretion, any proposed sale, assignment, or transfer of an IBC. Approval shall not be unreasonably withheld, and the basis for disapproval shall be provided in writing. Any sale, assignment, or transfer of any IBC or controlling entity thereof requires the prior written approval of InnerLight and is subject to the following conditions:
1. InnerLight possesses the right of first refusal with respect to any sale, assignment, or transfer of any IBC. An IBC wishing to sell his or her IBC must first provide InnerLight (in writing) with the right and option to make such a purchase or receive such a transfer on the same terms and conditions as any outstanding or intended offer. InnerLight will advise the IBC within 10 business days after receipt of such notice of its decision to accept or reject the offer. If InnerLight fails to respond within the 10-day period or declines such offer, the IBC may make the same offer to or accept any outstanding offer containing the same terms and conditions as the offer to the company to any person or entity who is not a IBC, married to or a dependent of a IBC, or has any interest whatsoever in a IBC.
2. No IBC that is temporary, on hold, on suspension, on notice of intent to terminate, terminated, or under investigation by InnerLight’s compliance or legal department may be sold, transferred, or modified in any way until either the action against the IBC is resolved to the satisfaction of InnerLight or the investigation in question has been completed and is resolved in favor of the IBC in question.
3. The selling IBC must provide InnerLight with a notarized, written agreement that contains the following:
• The name, address, telephone number, and legally binding governmental identification of the purchaser, the purchase price, the terms of purchase, and payment of the same.
• Notarized verification that the seller is satisfied that the purchaser has met the terms of the purchase agreement.
• Notarized verification that the seller and purchaser are both satisfied with the purchase and sale of the IBC and that InnerLight will not be held liable in any manner and be indemnified by both if any legal proceeding between the seller and purchaser, their employees, agents, attorneys, assigns, successors-in-interest, or customers that arise out of the sale of the IBC.
• A covenant made by the seller not to compete with the purchaser in any aspect of business with InnerLight or attempt to divert or sponsor any existing InnerLight IBC in an alternate business or financial opportunity for a period of one year from the date the sale is approved.
• There will be an administrative fee of two hundred dollars ($200.00) charged by the Company to the seller.
4. A new, signed IBC Agreement and identification must be submitted from the purchaser, as well as any other documents necessary for sign-up. Upon a sale, transfer, or assignment being approved in writing by InnerLight, the buying IBC must assume the position and obligations of the selling IBC and will be entitled to the same rights, titles, and privileges afforded to the former owner. The selling IBC will be subject to the “Six Month Waiting Period” if he or she wishes to signup or purchase another IBC.

TRANSFER OF YOUR POSITION
Except as outlined in the section entitled "Sale or Transfer of IBC" (above), you cannot transfer your Position from one Sponsor/Enroller to another Sponsor/Enroller for any reason.

Transfer is rarely permitted and is actively discouraged. Transfers will generally be approved in only four (4) circumstances:

1. In the case of unethical Enrolling by the original Enroller, which must be reported to the Compliance Department within thirty (30) days of the IBC’s signup date. (In such cases, the Company will be the final authority);

2. With the written approval of the IBC's complete upline; or each person in the IBC’s upline who's pay is affected or

3. If the new IBC resigns from the Company entirely and waits six (6) months to reapply under the new Sponsor/Enroller. The Company reserves the right to accept or reject anyone as an IBC. If an applicant is rejected, notification in writing will be given within thirty (30) days of the date that the IBC form was received at the Corporate Office of the Company.

4. In the event of an error in data entry a change may be made within seventy-two (72) business hours of the IBC’s signup date.

In cases of unethical sponsoring, the individual may be transferred with all Downline intact; in all other cases, the individual alone is transferred without any downline IBC’s being removed from the original line of Sponsorships. If a change of a Sponsorship/Enrollership is approved, no previously posted Group Volume (GV) will be moved and no previously processed commissions will be adjusted.

OWNERS OF IBCS MARRYING
If two IBC’s choose to marry, they may maintain their separate, IBC organizations. If one of the IBC’s is sold, assigned, or transferred to another person or entity after the marriage of the owners of the two IBC’s, the selling owner of the IBC need not wait six months to become a coapplicant with the other spouse’s original IBC, provided the necessary  documentation and administrative costs are provided to and processed by InnerLight.

ATTACHMENT DUE TO COURT ACTION
An InnerLight IBC is an asset. It not only provides the owner with the right to purchase InnerLight products, but it also can provide a source of income to the owner. Depending on a number of legal considerations, an asset may be subject to seizure by a creditor, bankruptcy trustee, or other receiver. If InnerLight receives notice that one of the foregoing is seeking to claim an interest in an IBC, InnerLight shall promptly notify the IBC or its owner at the most recent address or other means of contact provided to InnerLight. If the owner of an IBC owes monies to creditors who have reduced their claims to legal judgments, InnerLight could be served legal notice of a requirement to turn over any future payments of monies due the IBC to the judgment creditor. InnerLight could also be notified of an effort to have a judicial sale of the IBC in an effort to obtain funds to apply to the outstanding judgment. If an owner is subject to voluntary or involuntary bankruptcy or some other state receivership, the trustee or receiver may assume the position of the owner of the IBC and is entitled to the same rights, titles, and privileges afforded to the former owner. This could conceivably mean that the trustee or receiver could take steps to actually manage the IBC or hire someone other than the original owner to do the same. If, in good faith, InnerLight relies on legal advice indicating that InnerLight is required to respond as requested by a judgment creditor of the IBC or the owner of the same, or a bankruptcy trustee or receiver claiming ownership of the IBC or the owner of the same, InnerLight cannot be held liable by a IBC or its owner for honoring the request even when the original judgment or authority of the receiver or trustee is subject to appeal or other legal challenge.
In the event that a IBC (or owner of the same) seeks to invoke the benefit of exemptions afforded debtors from creditor judgments under federal or state law, the IBC or its owner has the duty to secure from an appropriate legal authority a ruling as to its application and present the same to InnerLight prior to the time established to honor the previous legal demand made on InnerLight by the judgment creditor.

ANNULMENT OR DIVORCE
Individual or married IBC’s may become subject to a division of property that accompanies an annulment or divorce. InnerLight will continue to treat the IBC pursuant to the original IBC Agreement until InnerLight receives a certified court order or decree directing otherwise.
If, in good faith, InnerLight relies on legal advice indicating the notice is sufficient, InnerLight cannot be held liable by an IBC or person or entity having an interest therein for honoring the request even when the original judgment is subject to appeal or other challenge. No individual who formerly held an IBC that was either taken away or terminated as the result of a court order or decree of divorce may apply for an InnerLight IBC in which a controlling interest is held without waiting for at least six months. Divorce shall not be a method to be used to circumvent InnerLight’s policy on simultaneous interests (see ‘Simultaneous Interests’ below).

DEATH
In the event of the death or incapacity of an individual who is an InnerLight IBC, rights and title to that IBC shall pass to the individual’s heir(s) under the law of the jurisdiction in which the individual resided upon submission of a new IBC Agreement. If the individual’s heir(s) is already an InnerLight IBC, he or she may inherit the IBC and may continue to operate both separate, IBC organizations. InnerLight will comply with any certified court order or other legal document directing the disposition of the IBC. Evidence of the death or of incapacitation of the individual must be submitted within 60 days of the date of the death. A certified copy of a death certificate along with a certified statement shall establish the death. If InnerLight does not receive notification of intent to have the IBC pass to the heirs of the decedent within 90 days of the individual’s death, the IBC will be terminated.

SIX MONTH WAITING PERIOD
A IBC who has a beneficial interest in any IBC and wishes to have a beneficial interest in another IBC may do so six months after his or her cancellation, six months from the date of the last order placed, or six months from the date that the IBC last had a beneficial interest in any IBC entity, whichever date is later.

SIMULTANEOUS INTERESTS
No individual or entity may have a simultaneous beneficial interest in more than one IBC, either directly or indirectly, nor may an IBC encourage or facilitate a simultaneous beneficial interest in more than one IBC.
A simultaneous beneficial interest includes but is not limited to any ownership interest directly or indirectly in a IBC as a shareholder, partner, trustee, beneficiary, or principal; any control or ability to control a IBC; any direct or indirect receipt of income derived from a IBC; spousal support derived from a IBC; familial support derived from a IBC; access to a bank account into which commissions and royalties derived from a IBC are deposited; and any other similar interests pertaining to a IBC. The spouse of an IBC, de facto or common-law spouse or cohabitant, or family members living in the same household as an IBC are presumed to have a beneficial interest under the above definition. IBC’s who inherit a second IBC from a deceased IBC may have simultaneous interest in both IBC’s. The transfer of the second IBC must comply with the rules regarding IBC death (see “Death”). IBC’s who marry after becoming IBC’s for InnerLight may be allowed to retain their separate IBC’s. IBC’s who have a beneficial interest in more than one IBC under previous policies wherein legal entities have enrolled the owners, partners, or members may continue to work those IBC’s.

RECRUITING, ENROLLING & SPONSORING

SPONSORING
IBC’s may sponsor other IBC’s in any other country in which InnerLight is officially doing business. IBC’s must ensure that each potential IBC has reviewed and/or has access to the current Policies & Procedures Manual.

TRAINING
Your training begins once you receive the Company materials including, but not limited to, the Sales/Marketing Business Kit, and other Company materials. Training should also be provided by your Enroller and Sponsor, through marketing materials, and through Company training seminars scheduled throughout the course of the year.

YOUR RELATIONSHIP TO YOUR ENROLLER
The relationship between an IBC and his or her enroller and sponsor is central to the operation of a successful InnerLight business and will be protected. InnerLight recognizes this relationship as binding upon proper sign-up by the methods listed in the section called “Becoming an InnerLight IBC”. The enroller and sponsor of an IBC are identified in the IBC Agreement. These relationships are defined as follows:
1. Enroller: the person who actually signs up the new IBC with InnerLight. This is the IBC from whom the new IBC has the right to seek training and business advice. Every individual must be recommended by an IBC to participate in the Company's program.
2. Sponsor: the IBC who is directly above the new IBC in the organization—the person the new IBC is “placed” under by the enroller.
If the new IBC is placed immediately below the enroller, then the enroller and sponsor are the same. If the IBC is placed at any level below the first line of IBC’s below the enroller, the IBC immediately above the new IBC is the sponsor. *Note: Enrollers and sponsors must always be in the same organization, with the enroller above the sponsor in the same line, in order for commissions to calculate correctly. An enroller has the right to place a new IBC anywhere in his or her downline organization. This means new IBC’s may or may not be working directly with those they may have understood they would affiliate with. A new IBC should also understand that titles and commissions based on purchases and sales of InnerLight products will be paid or awarded to his or her enroller and sponsor based on the performance of the IBC.

Unfortunately, there will come a time when a prospect may be approached by one or more IBC’s. Remember, prospects have the right to select whom they wish to have enroll them into the organization. Therefore, the Company will only recognize one IBC Agreement and one Enroller. If two IBC’s should claim to be the Enroller of the same new IBC, the first IBC Agreement received and approved by the Company will determine Enrollership.

ENROLLER AND SPONSOR OBLIGATIONS & TRAINING REQUIREMENT
Both the enroller and sponsor must maintain an ongoing professional leadership association with IBC’s in his or her organization and must fulfill the obligation to perform a bona fide training and supervisory role with those persons so enrolled. As an Enroller and/or sponsor you must maintain ongoing contact, communicate with, and provide managerial supervision and training to your enrollees to assist them with their business. Methods to communicate include, but are not limited to: newsletters, personal meetings, telephone, e-mail, training sessions, jointly attending Company training sessions, and assisting with presentations. When asked, you must be in a position to provide the Company with evidence that you have fulfilled your responsibilities. You must treat customers, enrollees and downline members professionally and with respect. Enroller positions are not transferable. If an enroller fails to annually renew or is terminated, that position will not be replaced or transferred. An enrollee has the right to request an enroller change if they feel their enroller is not fulfilling his/her responsibilities. The procedure is as follows:
The enrollee must submit in writing the specific instances when the enroller failed to fulfill his/her responsibility. They must detail all the reasons they feel they are disadvantaged. The enroller will then be contacted and notified of the allegations and asked to release the enrollee. If they choose not to release the enrollee they must submit in writing why they disagree with the enrollee and specifically defend and document each allegation. The compliance committee will then meet and make a decision based on the information submitted. The committee's decision is final. The new enrollee may then choose anyone in their current upline as a new enroller as long as the enroller agrees to assume the responsibility of a new enrollee. The new enroller must have the same pay rank (or lower) than the previous enroller, unless approved by the compliance committee.

RECRUITING PROSPECTS WHO HAVE NET YET SIGNED UP AS IBC’S
The policies governing predatory recruiting apply only to the recruiting of existing IBC’s and do not apply to persons who have not signed up as InnerLight IBC’s. Such policies cannot punish an enroller who signs up a prospect who has been recruited by another IBC but who has not previously signed up as an IBC. As with any commercial enterprise, IBC’s who invest time and money into a prospect are taking a risk that the prospect may choose to sign up under someone else. IBC’s should be cautious about making large investments of time or money into a person who has not signed up as an IBC in their downline organization.

PREDATORY RECRUITING OF EXISTING IBC’S
An InnerLight IBC may not attempt to recruit, directly or indirectly, another existing IBC into his own downline to re–sign up. The owner of an IBC may not be approached to change sponsors until six months has passed since the owner last had a beneficial interest in any IBC entity. An existing IBC may not sign up under another enroller or try to circumvent the policies and procedures by using an alias, a spouse’s name, a fictitious personal identification number, or any other means. If an IBC is successful in recruiting an existing IBC to sign up again under a new sponsor without waiting the six-month waiting period, InnerLight, in its sole discretion, shall have the right to terminate the original IBC, the new IBC created under the new enroller, or both. Furthermore, InnerLight shall have the right, but not the duty, to move back underneath the sponsor of the original IBC any downline that have been enrolled by the second IBC while underneath the new enroller. The enforcement of this policy rests in the sole discretion of InnerLight, which reserves the right to take whatever actions it deems necessary under the circumstances of each violation to effectuate the purpose of this policy. Specifically, InnerLight reserves the right to determine when, whether, and where downline IBC’s should be reassigned or an IBC should be terminated as a result of an alleged violation of this policy. Any such decision rests in the sole discretion of InnerLight, and nothing in this policy shall be construed as a duty on the part of InnerLight to take, or not to take, any action whatsoever. Nor shall InnerLight be liable to any IBC for either enforcing or failing to enforce this policy. In order to avoid the appearance of predatory recruiting, IBC’s should refrain from improper conduct, including but not limited to the following:
1. Making disparaging comments about other InnerLight IBC’s
2. Claiming to have unusual influence with InnerLight
3. Contacting other IBC’s about changing lines or re-enrolling as a second IBC
4. Contacting a IBC seeking money or assistance if one would change sponsorship lines

DISTRIBUTION OF IBC AND CUSTOMER LEADS
When a prospect contacts InnerLight directly, InnerLight will determine, at its sole discretion, whether the prospect was first contacted by an InnerLight IBC. If InnerLight determines that this is not the case, InnerLight will send the prospect a catalog or may even sell them directly product at retail pricing. Leads that come in to the company in this fashion may be given out to IBC leaders at the company’s discretion. Leads through the company website will normally be given out to company leaders, but the company has the final right and say as to who is eligible to receive such leads.

PURCHASING AND RETURNING INNERLIGHT PRODUCTS

ORDERING
IBC’s may order products by telephone using the InnerLight toll-free order line (1-800-677-0997), by fax using the InnerLight fax line (801-655-0621), by mail to the InnerLight office, on the internet at www.innerlightinc.com, or in person. The Company is not responsible for declined payments on credit cards or checks, incorrect payments, duplicate or wrong forms, or illegible or incomplete forms or faxes. It is your obligation to insure that all orders, when placed, are correct, clear and printed in ink.

ORDER PROCESSING
Product orders when received by the Company office will be processed as soon as possible. The Company's goal is to ship all orders within 24 hours of receipt, excluding holidays and weekends. When shipping products, the Company will utilize the services of a common carrier.

BACK-ORDERS
The Company's inventory control procedures strive to ensure that shortages of products and sales aids rarely occur. However, if an item ordered is not in stock, it will be marked 'B/O' (back-ordered) directly on the invoice. The item will automatically be sent, prepaid, as soon as it is available.

WILL CALL CENTER - PRODUCT PICK UP
Will call orders may be picked up the same day they are processed. InnerLight IBC’s who place orders to be picked up at any will call center are required to collect these orders within one month of the purchase date. Orders existing after the allotted time period will be shipped to the address of the purchasing customer or IBC at his/her expense.

WHOLESALE PURCHASING BY IBC’S
The Company sales and marketing program is based upon product sales to the ultimate consumer. Every aspect of the program is designed to assist you in the marketing of products to the general consuming public. You may not 'inventory load' or encourage other IBC’s to load up on inventory. An active IBC may purchase products at a wholesale price from InnerLight. Only InnerLight IBC’s or Preferred Customers on a Monthly Autoship may order products at a wholesale price. A product sale shall include sales to IBC’s for personal and/or family use, as well as sales to non-participants. However, it is Company policy to strictly prohibit the purchase of product or large quantities of inventory solely for the purpose of qualifying for bonuses or advancement under the Compensation Plan. IBC’s are specifically discouraged from purchasing product in an amount that unreasonably exceeds that which can be expected to be resold, consumed, or used in promoting the IBC within a reasonable time. In its discretion, InnerLight reserves the right to limit the amount of product that any one IBC may purchase. To promote these policies, the Company has adopted a specific rule on retail sales and inventory levels known as the Seventy Percent Rule.

SEVENTY PERCENT (70%)  RULE
No IBC may order product without complying with the 70% rule. The Company sales and marketing program is based upon retail sales to the ultimate consumer. Every aspect of the program is designed to assist our IBC’s in the marketing of products to the general consuming public. InnerLight does not require or encourage an IBC to purchase inventory in an amount which unreasonably exceeds that which can be expected to be resold and/or consumed within a reasonable period of time. And under no circumstances may IBC’s cause others to purchase products in amounts that are not reasonably expected to be sold to the consuming public or in unreasonable amounts for personal or family use. IBC’s must certify on each product order form or when placing an order that the IBC has sold, consumed, or used at least 70% of all products purchased in the last order. Such certifications are subject to random or selective audits by InnerLight. While some amount of product may be reasonably reported to be for personal use, the uses of the remaining product must be validated with proper documentation. Some types of documentation that may assist in validating a 70% certification include but are not limited to 1) copies of filled-out receipts to retail customers whose names, addresses, and other normal contact information are verifiable (such receipts are required to be filled out when the sale is made); 2) invitations, guest lists, pictures, or any press coverage of business events where large amounts of product were provided for the examination or personal use of others; 3) certification by an officer of a large nonprofit organization such as a church or school of the total amount sold, used, or provided to membership and the date it was provided; or 4) bills of lading or other shipping documentation.

SALES RECORDS
The Company encourages each IBC to keep accurate sales records. These records are necessary for tax purposes and when the Company requests verification of your retail sales.

SALES VOLUME QUALIFICATION
The Company has adopted minimum Personal Volume (PV) sales requirements as set in the Qualification Rules under the Compensation Plan. With respect to tangible products offered for resale, minimum (PV) requirements may also be fulfilled by taking orders from retail customers which will be fulfilled or drop-shipped by the Company directly to the customer.
Note that the Company pays commission to IBC’s as a result of the sale of products to another person; while the Company does not pay commissions for personal purchases.

PRICE CHANGES
Product availability and price are subject to change without advance notice.

SALES TAX
InnerLight will collect and remit all applicable sales and use taxes on behalf of IBC’s based on the suggested retail price of the products ordered and according to applicable tax rates in each state in which the product and/or materials are shipped. InnerLight will not charge sales tax for the orders shipped to those states where there is either no sales tax charged at all, or on those portions of an order where a specific item is not taxed.

SHIPPING AND HANDLING CHARGES
For orders of InnerLight products valued $0 - $200.00, a shipping charge of $8.95 is added. For orders $201.00 up to $400, the shipping charge is $12.50, $401 - $600 is $18.50, $601 - $900 is $24.50, and for orders greater than $901, the shipping rate is 4% of the order total. This charge covers the cost of shipping and handling to the 48 contiguous states. Express shipping is available (3-day, 2-day or overnight) on all orders. IBC’s requesting this service will be charged the applicable upgrade amount. The Company will not ship on a C.O.D. basis. The Company is not responsible for delayed shipping.

PAYMENT
No retail customer is to make any payment to any IBC for product except at the time the product is delivered to the customer by the IBC. All orders made to InnerLight must be accompanied by proper payment including all applicable shipping and handling fees and sales taxes. Payment may be in the form of a cashier’s check or money order, personal check (for mail-in orders only), Visa, MasterCard, Discover Card, American Express or approved automatic checking account transfer. InnerLight cannot process incomplete orders that do not include all charges or that come without payment or with invalid payment methods. It is the responsibility of IBC’s to make sure proper payment is received by InnerLight. A IBC may use a credit card owned by another person for use of purchasing product only if the owner of the card is also on the phone line authorizing the purchase or if the owner of the card has sent in written and signed authorization to InnerLight verifying that the IBC may use his or her card for any InnerLight purchases.

CREDIT CARD CHARGE BACKS OR INSUFFICIENT FUNDS PAYMENTS
If a payment for a sales order results in either a credit card charge back or an insufficient funds transaction and the product has already been released to the IBC, InnerLight may reverse commissions paid out to said IBC and any upline who has also been paid commissions. In its sole discretion, InnerLight may seek to recover the funds that are not paid. If any funds are recovered, administrative costs of InnerLight and any legal or collection costs shall be deducted from the total recovery before apportioning out any refund payable to those IBC’s whose commissions or bonuses had been reversed.

REFUND POLICY FOR PURCHASED PRODUCTS
For buyback purposes, the term “re-salable” is defined as un-opened and unused inventory, bottles have seals in tact, are not broken or cracked, labels are not soiled or faded and the product is in its original condition and which will not expire for at least nine (9) months and has been purchased within the last 60 days. IBC’s are responsible for the cost incurred in shipping the product back to InnerLight under the ID number of an IBC. The Company will pay you ninety percent (90%) of your original cost for the materials being returned. Any and all refunds that are paid may result in a reversal of commissions paid at the time of the sale of the product. Shipping charges, handling fees, and customs fees are non-refundable unless InnerLight made an error originally. Only the IBC under whose ID number the order was placed can initiate the return. Returns must be accompanied by a return authorization number (RMA #) obtained from the customer service department.

INCOMPLETE ORDERS AND DAMAGED GOODS
In the event that an IBC receives an incomplete order, it is the responsibility of the IBC to review the order and report the discrepancy within 5 days of receipt of the order. Some products may become damaged in the shipping process. Damaged orders should be refused. If a damaged order is delivered to the door, the IBC should immediately notify InnerLight for instructions on returning the damaged goods. Failure to notify the Company in writing within five (5) days of its receipt of any error in, or product damage to a shipment will result in its not being eligible for a refund or an exchange.

RETAIL PURCHASING
A person or entity that is not an InnerLight IBC is a retail customer. An IBC has no exclusive right to any retail customer, whether for sale or future sponsorship of the customer as an IBC. Customer loyalty is based solely on customer choice. A retail customer may purchase product from either an IBC at a price agreed upon between the customer and IBC, or directly from InnerLight under the ID number of an IBC at the suggested retail price. To order from InnerLight under the ID number of an IBC, a retail customer must submit an IBC identification number with the order.

PROMOTION OF SUGGESTED RETAIL PRICE
All promotion of InnerLight products, through any media, must promote the retail price of the product. Any promotion for less than the retail price is expressly prohibited.

IBC CONTACT WITH CUSTOMERS AND WITH OTHER IBC’S
Upon request, a written receipt prepared by the IBC should be provided to each retail customer upon sale of InnerLight products. An order printout will be provided by InnerLight for any retail orders placed directly with the company. Contact with potential retail customers and with other IBC’s shall be made in a reasonable manner and during reasonable hours. A demonstration or sales presentation shall be discontinued upon the request of the potential consumer or the IBC.

GOVERNMENT REPRESENTATIONS
IBC’s may not represent that InnerLight’s compensation plan or any of its products are approved by any government agency. IBC’s may not represent that InnerLight has any exclusive arrangement with any government regarding access to or use of any product.

EXCLUSIVITY CLAIMS WITH INNERLIGHT
IBC’s are prohibited from using a familial relationship to any founder, officer, country manager, or employee of InnerLight to promote either themselves or their IBC’s. IBC’s are prohibited from using their former employment at InnerLight to promote either themselves or their IBC’s. IBC’s may not allege or imply that they have unique access or a special advantage with InnerLight executives or employees that other IBC’s do not have. IBC’s doing business in an IBC other than in their own name may use their personal name and picture in promotional literature or advertising.

REPACKAGING OF INNERLIGHT PRODUCTS
IBC’s may not repackage InnerLight products or materials. Any such behavior will result in immediate termination.

SELLING PRODUCTS OR MATERIALS TO OTHER INNERLIGHT IBC’S
IBC’s of InnerLight may not offer InnerLight products or materials for sale to other InnerLight IBC’s, nor may InnerLight IBC’s purchase products from other InnerLight IBC’s. IBC’s may purchase InnerLight products only from InnerLight or its subsidiaries. In an emergency, one IBC may lend product to another IBC.

CONFLICT OF INTEREST
As an IBC, you agree to promote the best interests of the Company and to refrain from engaging in certain activities which might be injurious to the business operations of the Company. A person or entity may be an IBC of another direct sales company and apply to become an IBC with InnerLight provided there is no conflict of interest with InnerLight at the time of application. The IBC must also ensure that no such conflict occurs throughout the duration of the IBC or for one year thereafter. IBC’s are prohibited from deriving income from the company's opportunity other than through the published Compensation plan. No charges/earnings are allowed for trainings, coaching, sales aids, business opportunity presentations or any profit center associated with the company's products or opportunity, other than what is allowed, published or approved by InnerLight Inc.

OWNERSHIP IN A COMPETING COMPANY
During the term of his or her IBC Agreement, and for one year thereafter, an InnerLight IBC may not receive compensation from any company that can be defined as a network marketing company or direct sales company, other than as an IBC for that network marketing company or direct sales company, without prior written approval from InnerLight. This includes, but is not limited to, being a principal, owner, employee, director, executive officer, advisor, or share holder of another network marketing company or direct sales company.

NON- COMPETITION
Non-InnerLight opportunities may not be promoted in any way at InnerLight events, meetings, conventions, or other gatherings. IBC’s may not represent marketing opportunities from other companies to other InnerLight IBC’s. Specifically, IBC’s must (I) refrain from recruiting InnerLight IBC’s for participation in ANY other network marketing company (II) IBC’s may not participate, accept a consulting fee, engage in employment, or be hired to speak or perform a service at an event with any company that competes with InnerLight Worldwide Inc., and (III) IBC’s may not solicit other InnerLight IBC’s, customers, vendors, or employees to enter into any business relationship with any commercial venture, enterprise, entity, or person that sells products or services that directly compete with InnerLight’s products. The above obligations shall be applicable during the term of your IBC relationship and for a period of twelve (12) months following the termination, cancellation or resignation of your IBC agreement and relationship with the Company.
Additionally, once a “metal” status is obtained (i.e. Bronze Executive or above) there may be no participation in ANY other network marketing company except as a consumer. At these “metal” levels you are held to a higher standard than an average distributor. You may not endorse, promote or advertise, publicly or otherwise, the products or opportunity of another network marketing company.

CONFIDENTIALITY AGREEMENT
Upon signing an IBC Agreement, an IBC agrees to maintain confidentiality regarding trade secrets, proprietary information, and any other confidential information. This confidentiality agreement is irrevocable, remains after termination of an IBC with InnerLight, and is subject to legal enforcement by injunction and award of costs and fees necessarily incurred. During the term of the IBC Agreement, InnerLight may supply confidential information to IBC’s. This includes but is not limited to genealogical and downline reports, customer lists, customer information developed by InnerLight or developed for and on behalf of InnerLight by IBC’s (including but not limited to credit data, customer and IBC profiles, and product purchase information), IBC lists, manufacturer and supplier information, business reports, commission or sales reports, and other financial and business information that the company may designate as confidential. All information (whether in written, oral, or electronic form) is proprietary and confidential and is transmitted to IBC’s in strictest confidence on a need-to-know basis for use solely in the IBC’s InnerLight business. IBC’s must use their best efforts to keep such information confidential and must not disclose any such information to any third party, directly or indirectly. IBC’s must not use the information to compete with InnerLight or for any purpose other than for promoting InnerLight’s program and its products and services. InnerLight may require a signed Non-Disclosure Agreement before releasing genealogical or downline information. Upon expiration, non-renewal or termination of the IBC Agreement, IBC’s must discontinue the use of such confidential information and promptly return any confidential information in their possession to InnerLight. You acknowledge and agree that the Company would be irreparably harmed by a breach of this provision and that the Company shall be entitled to any remedies available to it by law or in equity to protect its interests.

OBTAINING DOWNLINE INFORMATION
Most downline information necessary to successfully operate an IBC business can be found at www.innerlightinc.com in what is known as the Virtual Office. Upon sign-up, each and every IBC may use this service offered by InnerLight.

VENDOR CONFIDENTIALITY
InnerLight’s business relationships with its vendors, manufacturers, and suppliers are confidential. IBC’s must not, directly or indirectly contact, speak to, or communicate with any supplier or manufacturer of InnerLight except at an InnerLight sponsored event at which the supplier or manufacturer is present at the request of InnerLight.

IBC ACCESS TO THE INNERLIGHT CORPORATE OFFICE
All IBC’s who visit any InnerLight office must sign in at the front desk. All IBC’s must be accompanied by an InnerLight employee at all times while on the premises.

RELIANCE ON CORPORATE OFFICER OR EMPLOYEE OPINIONS OR REPRESENTATIONS
InnerLight has an extensive support system to assist IBC’s in building their businesses. Customer service and support staff are provided to facilitate the ability of IBC’s to effectively run their business. Corporate officers and managers strive to remain close to IBC’s and their customers. However, except as outlined below, support staff is not authorized to issue binding opinions regarding the policies in this manual, the significance of the terms of the IBC Agreement, the creation of a contract, or the qualification or sales statistics regarding any IBC. Any legally binding interpretation of an IBC Agreement provision or policy expressed in this manual, or the creation or interpretation of any other contract, must be in writing and can come only from the legal department of InnerLight or by the resolution of the board of directors of InnerLight. The written interpretation must be given in response to a written inquiry that specifies in detail the factual situation to which the policy is to be applied. If, thereafter, InnerLight learns that material facts were omitted by the written inquiry or that the requested conduct violates present or future local, state, national, or international law, InnerLight is not bound by any interpretation approving the same. No opinion by any individual InnerLight employee or corporate officer regarding IBC qualification, sales statistics, sponsorship of a IBC, or monies owing a IBC by InnerLight is binding if it conflicts with information accessible by employees in the computers of InnerLight, the terms of the IBC Agreement, or the policies contained herein, unless it is approved by the legal department in writing pursuant to previously delegated authority from the board of directors or by separate resolution of the board of directors of InnerLight. Because InnerLight employees and officers are not authorized to give opinions or make representations to IBC’s except as noted above, IBC’s are not authorized to rely on such opinions when they are contrary to the stated policies, and InnerLight specifically disclaims liability for any reliance thereon by any IBC.

CONTACT WITH COMPANY EMPLOYEES
Employees of the Company are expected to maintain a courteous and professional attitude toward IBC’s and customers of the Company. If you have an experience with an employee who conducts himself/herself in a less than professional manner, you should document the event and send the information to the attention of the President of the Company. The Company also expects the same type of professionalism to be extended to our personnel. Employees are encouraged to report unprofessional or discourteous conduct by any IBC to their supervisor.

GIFTS/GRATUITIES
Employees of the Company, their family members and relatives are prohibited from receiving gifts from a IBC in any year that have a market value greater than USD$25.00.

ADVERTISING INNERLIGHT PRODUCTS AND PROGRAMS

IBC’s should always protect the image of InnerLight and its products and take care to not display InnerLight products in an unprofessional manner or in an unprofessional environment.

QUICK REFERENCE TO ADVERTISING GUIDELINES
• IBC’s must properly use and obtain written approval prior to using InnerLight, Inc. trademarks or logos.
• Proper use of InnerLight, Inc. trademarks includes that the brand InnerLight must always be written as one word with a capital I and L and that all trademarks must include the correct ® or ™ symbol.
• IBC’s must clearly state the following statement in their ad: “InnerLight IBC.”
• All promotion of InnerLight products, through any media, must promote the retail price of the product.
• IBC’s may not use a list of ailments or diseases in any way. (Testimonials must be limited to, “I have used InnerLight products and I highly recommend them,” or equivalent expressions.)
• IBC’s may use any phrases that are contained in InnerLight’s literature on how InnerLight products promote health.

APPROVAL FOR ALL ADVERTISING MATERIALS
While InnerLight encourages all IBC’s to take advantage of the marketing literature produced and provided for sale to IBC’s by the company, InnerLight allows those IBC’s who would like to produce their own advertising and promotional material to do so. However, all advertising of any type of media (including but not limited to printed or copied materials of any kind; newspapers, magazines, radio, the Internet, television, video, etc.) must be approved by the InnerLight compliance department prior to its publication or use with the exception of blind ads where no reference is made to the Company name or its product and service names. InnerLight reserves the right to require that approved IBC advertisements be edited or discontinued. The IBC advertisement or promotional material must include the statement “InnerLight IBC.” Privately published media that uses InnerLight trademarks or that is used in connection with the sale of InnerLight products must also be approved. Failure to receive approval for advertising material of any kind will result in disciplinary action against the IBC(s) responsible. Since advertising regulations differ between countries, an IBC must receive approval for the material in the country in which it will be distributed or used. IBC’s may obtain approval by submitting a copy of the proposed advertisement or statements that are going to be made prior to recording or manufacturing advertising or promotional materials. Proposed advertisements may be mailed to the Compliance Department at 867 East 2260 South, Provo, Utah 84606, faxed to 1-801-655-0621, or e-mailed to compliance@innerlightcorp.com. Please allow two weeks for approval of any submitted materials. Using advertising or promotional materials that have not been approved may result in disciplinary action against the IBC. If you violate the Company's Policies and Procedures as they relate to advertising or the use of the Company name, logo, trademarks, etc., you will be required at your expense to correct such violation to the complete satisfaction of the Company. Such violations may result in your termination, action by the Company for any damages sustained, and/or any remedies available to the Company at law or in equity.

ADDITIONAL RULES FOR TELEVISION AND RADIO ADVERTISING
You cannot promote or advertise the Company, its products and or services on television, radio, Internet, streaming video or other media channels without the express prior written permission of the Company. The Company's authorized website is the only approved website.

NO REPRODUCTION OF INNERLIGHT MATERIALS
IBC’s may not produce or reproduce, for sale or personal use, products sold by InnerLight. This includes InnerLight produced literature, audio, video or electronic material, presentations, events or speeches, and conference calls. Video and/or audio taping of InnerLight meetings and conferences is strictly prohibited. Still photography is allowable at the discretion of the meeting host.

UNSOLICITED E-MAIL
InnerLight does not allow IBC’s to participate in advertising any products or programs through “spamming” or any unsolicited email of any kind, including but not limited to 1) mass e-mail, 2) unauthorized or unethical posting of advertisements at newsgroups, or 3) buying e-mail lists from any group or person and then sending messages to persons on those lists. Harassment, whether through language, frequency, or size of messages, is prohibited.

PRODUCT CLAIMS
InnerLight expressly prohibits IBC’s from making therapeutic or medical claims about any InnerLight product. InnerLight provides approved literature for the sale and representation of its products. Any claim of cure or treatment, or a prescription, is strictly forbidden. The FDA and its international counterparts have developed laws that prohibit mentioning diseases or ailments in the promotion of foods. These laws apply even if the claims are absolutely true, and include inferences of cure or treatment as well as explicit statements. They apply to direct statements as well as personal testimonials, since these imply a curative use of InnerLight product. It is a serious violation to make claims about InnerLight products. Federal law allows official abstracts of scientific articles, an article, a chapter in a book, or other publications to be used in the sale of dietary supplements as third-party literature, provided that these materials 1) are reprinted in their entirety, 2) are not false or misleading, and 3) are physically separate from the products being sold.

NUTRITIONAL MICROSCOPY
Any IBC who chooses or intends to use the Nutritional Microscopy or blood cell analysis as a source to educate others about nutrition, supplementation and exercise must sign a ‘Liability Release Form’ which is available through the Compliance Department at compliance@innerlightcorp.com  If any IBC uses Microscopy without having executed the required release, they may be subject to disciplinary actions, including suspension and/or termination.

INCOME CLAIMS AND REPRESENTATION OF INNERLIGHT COMPENSATION PLAN
IBC’s must truthfully and fairly describe InnerLight’s compensation plan. No false or misleading income claims may be made to other IBC’s or to prospective IBC’s as a means of recruiting them. When establishing contact with prospective IBC’s, you should provide them with a copy of the Company's most recent Policies and Procedures and Compensation Plan. IBC’s may not add to or modify InnerLight’s compensation plan. Commission checks may not be used to guarantee commissions or estimate expenses to prospects. The power of the InnerLight compensation plan may be accurately shown using the InnerLight-approved materials. Each IBC must be trained so that it is clearly understood that success comes from the effort, dedication, resources, and time he or she commits to this enterprise.

ENDORSERS
IBC’s may use the materials produced by InnerLight that contain endorsements in the promotion of InnerLight products, but they may not produce their own advertising material with the same endorsements. Such endorsements are meant for the benefit of all InnerLight IBC’s. InnerLight-contracted endorsers are sometimes willing to speak at private InnerLight IBC meetings and, if this is the case, all contact with InnerLight endorsers must be arranged through the marketing department at InnerLight’s corporate headquarters.

USE OF INNERLIGHT’S TRADEMARKS, LOGOS, BRANDS OR INTELLECTUAL PROPERTY
Unless contained in InnerLight-produced marketing materials, IBC’s are not permitted to use InnerLight’s trade name or any of its trademarks or service marks without prior written approval of InnerLight.

BUSINESS CARDS AND STATIONERY
If IBC’s wish to use InnerLight, Inc.’s trade names or trademarks on stationery, business cards, letterhead, etc., only the approved InnerLight graphics are permitted. Stationary letterhead, business cards, etc. may be ordered through www.innerlightinc.com in order to ensure uniformity and quality and that the independent status of the IBC is maintained. IBC’s may also design their own stationary, letterhead, and business cards, etc. These designs should be submitted to InnerLight’s Compliance Department for approval before being printed and/or distributed.

TELEPHONE ANSWERING
IBC’s may not answer the telephone (or use a recording) solely stating “InnerLight” or any other communication that would lead the caller to believe that the corporate offices of InnerLight had been reached.

TELEMARKETING
You are prohibited from utilizing automatic dialing machines or a telemarketing operation to assist in the sale of the Company products, services or for the purpose of enrolling/sponsoring.

TELEPHONE, YELLOW, AND WHITE PAGE LISTINGS
An example of how a telephone number is to be listed is as follows:
Jones, Mary
InnerLight Independent Business Consultant
1-800-xxx-xxxx

TRADE SHOWS AND EXHIBITIONS
InnerLight encourages its IBC’s to display and represent InnerLight products in reputable trade shows and exhibitions. Requests for participation in trade shows must be received in writing by the Company at least two (2) weeks prior to the show. Generally, only one IBC booth will be approved for each event. An IBC must submit to the compliance department either a copy of the proposed contract regarding the space to be used for the display or a reputable source of information describing the event and dates. IBC’s are responsible for obtaining their own authorization from the event organizers. The event must occur no more often than once a month. Only InnerLight-approved signage, literature, or advertising in any medium may be used at such an event. Samples of product may be given and product may be sold. The IBC’s must be identified as an independent InnerLight IBC.

INTERNET ADVERTISING
InnerLight allows IBC’s to advertise on the Internet provided they comply strictly with all policies and procedures outlined in this manual. All Internet use of corporate trademarks, logos, or other intellectual property of InnerLight, Inc. must comply with the guidelines outlined in this manual and be approved by InnerLight prior to use. As with all advertising approvals, please allow two weeks for such approvals to be processed. Any alteration of an approved website contents or internet marketing campaign without prior written approval from InnerLight may result in suspension or termination of that IBC. The use of any material that is deemed to be pornographic, discriminatory, or otherwise offensive is strictly prohibited and will subject the IBC to immediate termination. Links from a web page containing information concerning InnerLight or its products to a page containing such inappropriate information will also subject the IBC to immediate termination.

LIABILITY RELEASE AND INDEMNIFICATION

INDEMNIFICATION
When you become a IBC you agree to indemnify and hold the Company, its affiliates, subsidiaries, shareholders, officers, directors, employees and agents, as well as all vendors, suppliers or other organizations with whom the Company does business, harmless now or in the future from and against any and all claims, demands, liabilities, losses, costs or expenses arising or alleged to arise out of the business opportunity described herein including, without limitation:
Your failure to comply with any applicable federal, state or local laws;
Any breaches or violations of the Individual IBC Agreement, these Policies and Procedures and the Compensation Plan, including, without limitation, the Non-Competition provisions of these Policies and Procedures.
The Company will not be accountable to you if you breach the terms and conditions of the Agreement or if you fail to comply with any applicable federal, state or local laws.

VALIDITY/PARTIAL
Should any portion of these Policies and Procedures, or the IBC Agreement, or the Compensation Plan, or of any other instruments referred to herein or issued by the Company be declared invalid by a court of competent jurisdiction, the balance of such rules, applications, or instruments shall remain in full force and effect.

LIMITATIONS OF LIABILITY
Neither the Company, its employees or agents nor any vendor, supplier or any other organization with whom the Company does business shall be liable to you with respect to any matter arising out of this Agreement or the business activities contemplated hereby except for gross negligence or willful misconduct. Neither the Company, its employees or agents nor any vendor, supplier or other organization with whom the Company does business, shall be liable under any circumstances for any indirect, special, punitive, compensatory or consequential damages or loss of production or profits which may result from any cause, including, but not limited to, breach of warranty, delay, act, error or omission of the Company or any supplier, vendor, or organization to the Company. Rather, the obligations of the Company and any such supplier, vendor or organization are limited to the use of best efforts to process customer orders and provide the products and services marketed by the Company.

GOVERNING LAWS
These Policies and Procedures and all other instruments that make up the Agreement are reasonably related to the laws of the State of Utah and shall be governed in all respects thereby. The parties agree that jurisdiction and venue shall lie with the place of acceptance of the IBC application, the 4th District Court of the State of Utah, located in Provo, Utah.

WAIVER
Any failure by the Company to exercise its rights or remedies under these Policies and Procedures does not constitute a waiver of the Company's right to demand strict compliance herewith. Any waiver by the Company must be reduced to writing by the President of the Company to be effective. The waiver by the Company of any particular default by an IBC shall not affect in any way the rights or obligations of that IBC. Any delay or failure by the Company to exercise any right arising from default will not affect or impair the Company's rights as to that default or any subsequent default. The Company never gives up its right to insist on compliance with these rules or the applicable laws governing the conduct of a business. This is true in all cases, both specifically expressed and implied. Even if the Company gives permission for a breach of the rules, that permission does not extend to future breaches. This provision deals with the concept of "waiver," and you should understand that the Company does not waive any of its rights under any circumstance short of the written confirmation alluded to above.

Helpful Information

Order Line	800-677-0997

Distributor Services	801-655-0601

Fax Line	801-655-0621

International Order Line	801-655-0635

International Distributor Services	801-655-0645

Inquires	info@innerlightcorp.com

Autoship Changes	autoship@innerlightcorp.com

Web Questions	webmaster@innerlightcorp.com

International Issues	international@innerlightcorp.com

Compliance	compliance@innerlightcorp.com

InnerLight Web Site	www.innerlightinc.com

InnerLight Worldwide, Inc. Policies & Procedures - Version 012009